www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2015 RESULTS
Fourth Quarter Earnings per Share of $0.82
Fourth Quarter Sales Increased 3.9% to $1.65 Billion and Comparable Store Sales Decreased 1.4%
Full Year Earnings per Share Increased 12.8% to $3.00

Brentwood, TN, January 27, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its fourth quarter and fiscal year ended December 26, 2015. Additionally, the Company provided its initial outlook for fiscal 2016.

Fourth Quarter Results
As previously reported in the Company’s Business Update press release on January 12, 2016, net sales for the fourth quarter increased 3.9% to $1.65 billion from $1.58 billion in the prior year’s fourth quarter. Comparable store sales decreased 1.4% for the quarter compared to the prior year’s fourth quarter increase of 5.3%. Comparable store transaction counts increased by 0.6%, which represents the 31st consecutive quarter of transaction count growth.

The same store sales decrease in the fourth quarter was primarily driven by weakness in the key cold-weather seasonal categories of heating (stoves and fuel) and insulated outerwear, particularly in the Northeast and Midwest regions. Sales were also impacted by softness in seasonal big ticket items such as snow blowers, log splitters and generators. The weakness in seasonal categories was partially offset by continued sales strength in year-round basic products such as livestock feed, pet food and hardware.

Gross profit increased 4.0% to $561.0 million from $539.6 million in the prior year’s fourth quarter, and gross margin remained relatively flat to the prior year at 34.1%. Strong price and markdown management was offset by a higher sales mix of consumable, usable, and edible (C.U.E.) products, which carry below chain average gross margins.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 7.1% to $387.7 million from $361.9 million in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased 80 basis points to 23.6%. The increase as a percentage of net sales was primarily attributable to the decline in comparable store sales and the incremental costs associated with the Company’s new distribution facility in Casa Grande, Arizona. These increases were partially offset by lower year-over-year incentive compensation expense as a percentage of sales.

Net income decreased 0.3% to $111.7 million from $112.1 million and diluted earnings per share increased 1.2% to $0.82 from $0.81 in the fourth quarter of the prior year.

The Company opened 26 new stores and closed three stores, two of which were Del’s stores, in the fourth quarter of 2015 compared to 22 new store openings and one store closure in the prior year’s fourth quarter. In addition, the Company began shipping merchandise to stores from its new distribution facility in Casa Grande, Arizona in the fourth quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “While our fourth quarter sales were below our expectations due principally to the record warm temperatures across most of the country, we effectively managed our markdown cadence and inventory flow throughout the period. As temperatures have normalized, sell-through of cold-

weather seasonal items has improved. Further, we believe we have a solid plan in place to meet our customers’ seasonal needs as we transition to the important spring selling season.”

Mr. Sandfort continued, “We have a very loyal customer who continues to shop our stores for their everyday basic needs. We continue to take a long-term, balanced approach to managing and growing the business and believe we have the strategies and tools in place to meet our annual target of mid-teens earnings per share growth in 2016.”

Fiscal 2015 Results
Net sales increased 9.0% to $6.23 billion from $5.71 billion in fiscal 2014. Comparable store sales increased 3.1% versus a 3.8% increase in fiscal 2014. Gross profit increased 9.9% to $2.14 billion from $1.95 billion, and gross margin increased 30 basis points to 34.4% of sales from 34.1% of sales in fiscal 2014.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.7% to $1.49 billion and increased as a percent of sales to 24.0% compared to 23.8% for fiscal 2014.

Net income increased 10.7% to $410.4 million from $370.9 million and net income per diluted share increased 12.8% to $3.00 from $2.66 for fiscal 2014.

The Company opened 114 new stores and closed eight stores, five of which were Del’s stores, in fiscal 2015 compared to 107 new store openings and one store closure during fiscal 2014.

Fiscal 2016 Outlook
The Company is providing the following guidance for the results of operations expected for fiscal 2016:

Net Sales	$6.9 billion - $7.0 billion
Comparable Store Sales	3.5% - 5.0%
Net Income	$455 million - $467 million
Earnings per Diluted Share	$3.40 - $3.48
Capital Expenditures	$230 million - $250 million

Included in this forecast are additional expenses related to the first year of operations for the new Casa Grande, Arizona distribution center and the continued transition of the Company’s Del’s stores to Tractor Supply stores. The forecast also considers the impact of the additional 53rd week in fiscal 2016. Anticipated capital expenditures include spending to support approximately 120 new store openings.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly and full year results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
At December 26, 2015, Tractor Supply Company operated 1,488 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 26, 2015		December 27, 2014		December 26, 2015		December 27, 2014

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,646,610	100.0%	$1,584,254	100.0%	$6,226,507	100.0%	$5,711,715	100.0%
Cost of merchandise sold	1,085,609	65.9	1,044,659	66.0	4,083,333	65.6	3,761,300	65.9
Gross profit	561,001	34.1	539,595	34.0	2,143,174	34.4	1,950,415	34.1

Selling, general and administrative expenses	354,888	21.6	331,780	20.9	1,369,097	22.0	1,246,308	21.8
Depreciation and amortization	32,825	2.0	30,114	1.9	123,569	2.0	114,635	2.0

Operating income	173,288	10.5	177,701	11.2	650,508	10.4	589,472	10.3
Interest expense, net	411	—	618	—	2,891	—	1,885	—

Income before income taxes	172,877	10.5	177,083	11.2	647,617	10.4	587,587	10.3
Income tax expense	61,165	3.7	65,021	4.1	237,222	3.8	216,702	3.8
Net income	$111,712	6.8%	$112,062	7.1%	$410,395	6.6%	$370,885	6.5%

Net income per share:
Basic	$0.83		$0.82		$3.03		$2.69
Diluted	$0.82		$0.81		$3.00		$2.66

Weighted average shares outstanding:
Basic	134,338		136,194		135,582		137,769
Diluted	135,506		137,733		136,845		139,435

Dividends declared per common share outstanding	$0.20		$0.16		$0.76		$0.61

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 26, 2015	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$63,813	$51,134
Inventories	1,284,375	1,115,450
Prepaid expenses and other current assets	87,510	66,444
Income taxes receivable	3,763	—
Deferred income taxes	45,970	40,962
Total current assets	1,485,431	1,273,990

Property and equipment:
Land	86,991	79,571
Buildings and improvements	814,802	698,462
Furniture, fixtures and equipment	523,383	453,692
Computer software and hardware	180,020	154,818
Construction in progress	38,720	30,803
Property and equipment, gross	1,643,916	1,417,346
Accumulated depreciation and amortization	(796,340)	(696,346)
Property and equipment, net	847,576	721,000

Goodwill	10,258	10,258
Deferred income taxes	9,224	8,782
Other assets	18,337	20,541

Total assets	$2,370,826	$2,034,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$427,249	$370,823
Accrued employee compensation	42,684	37,056
Other accrued expenses	195,024	182,565
Current portion of capital lease obligations	878	213
Income taxes payable	5,449	12,436
Revolving credit loan	150,000	—
Total current liabilities	821,284	603,093

Capital lease obligations, less current maturities	16,992	4,957
Deferred rent	84,793	79,807
Other long-term liabilities	54,463	53,153
Total liabilities	977,532	741,010

Stockholders’ equity:
Common stock	1,352	1,342
Additional paid-in capital	596,131	510,997
Treasury stock	(1,429,790)	(1,137,085)
Retained earnings	2,225,601	1,918,307
Total stockholders’ equity	1,393,294	1,293,561

Total liabilities and stockholders’ equity	$2,370,826	$2,034,571

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 26, 2015	December 27, 2014
Cash flows from operating activities:
Net income	$410,395	$370,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,569	114,635
Loss on disposition of property and equipment	315	389
Share-based compensation expense	19,420	16,173
Excess tax benefit of stock options exercised	(27,032)	(18,850)
Deferred income taxes	(5,450)	(19,814)
Change in assets and liabilities:
Inventories	(168,925)	(136,142)
Prepaid expenses and other current assets	(21,066)	(9,085)
Accounts payable	56,426	54,336
Accrued employee compensation	5,628	(13,517)
Other accrued expenses	11,252	20,365
Income taxes	16,282	21,862
Other	8,366	7,941
Net cash provided by operating activities	429,180	409,178
Cash flows from investing activities:
Capital expenditures	(236,496)	(160,613)
Proceeds from sale of property and equipment	584	331
Net cash used in investing activities	(235,912)	(160,282)
Cash flows from financing activities:
Borrowings under revolving credit agreement	680,000	355,000
Repayments under revolving credit agreement	(530,000)	(355,000)
Excess tax benefit of stock options exercised	27,032	18,850
Principal payments under capital lease obligations	(507)	(114)
Repurchase of shares to satisfy tax obligations	(2,997)	(4,766)
Repurchase of common stock	(292,705)	(298,497)
Net proceeds from issuance of common stock	41,689	28,083
Cash dividends paid to stockholders	(103,101)	(84,061)
Net cash used in financing activities	(180,589)	(340,505)
Net change in cash and cash equivalents	12,679	(91,609)
Cash and cash equivalents at beginning of period	51,134	142,743
Cash and cash equivalents at end of period	$63,813	$51,134

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,283	$906
Income taxes	226,968	213,637

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$13,207	$4,042
Non-cash accruals for construction in progress	16,050	14,843

Selected Financial and Operating Information
(Unaudited)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Sales Information:
Comparable store sales increase	(1.4)%	5.3%	3.1%	3.8%
New store sales (% of total sales)	5.4%	5.9%	5.6%	6.2%
Average transaction value	$45.86	$46.62	$44.87	$44.84

Comparable store average transaction value (decrease) increase	(1.9)%	2.3%	(0.2)%	0.6%
Comparable store average transaction count increase	0.6%	3.0%	3.3%	3.2%
Total selling square footage (000’s)	23,938	22,176	23,938	22,176

Store Count Information:
Beginning of period	1,465	1,361	1,382	1,276
New stores opened	26	22	114	107
Stores closed	(3)	(1)	(8)	(1)
End of period	1,488	1,382	1,488	1,382

Pre-opening costs (000’s)	$1,986	$1,753	$9,571	$8,888

Balance Sheet Information:
Average inventory per store (000’s) (a)	$820.1	$752.7	$820.1	$752.7
Inventory turns (annualized)	3.23	3.50	3.23	3.32
Share repurchase program:
Cost (000’s)	$48,749	$54,115	$292,705	$298,497
Average purchase price per share	$86.34	$62.35	$85.70	$63.99

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$29.8	$18.1	$96.7	$80.8
Distribution center capacity and improvements	18.9	7.6	80.2	9.2
Information technology	15.0	4.3	35.8	22.7
Existing stores	9.3	4.0	23.1	20.0
Corporate and other	—	1.2	0.7	27.9
Total	$73.0	$35.2	$236.5	$160.6

(a) Assumes average inventory cost, excluding inventory in transit.